CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors Green Energy Live, Inc.

We consent to the use of our report dated October 25, 2007, on the balance sheet as of September 30, 2007, and the related statements of operations, stockholders' equity, and cash flows for the period from January 17, 2007 (date of inception) to September 30, 2007 included with the financial statements of Green Energy Live, Inc. and to the reference to our Firm under the caption "Experts" in the prospectus contained in the Form SB-2 Registration Statement filed with Securities and Exchange Commission.

/S/ REHMANN ROBSON
REHMANN ROBSON

Grand Rapids, Michigan January 14, 2008